Exhibit 99.1

Digital Locations CEO Rich Berliner Discussed Future of 6G Wireless Technology with Top Industry Experts

Ted Rapport and Arjuna Madanayake report on channel modeling, precision timing, chip design, chip measurement, and the future of 6G wireless.

SANTA BARBARA, CA, February 14, 2024 (GLOBE NEWSWIRE) – Digital Locations, Inc. (OTCMKTS:DLOC), the developer of Satenna™, a breakthrough technology that will enable delivery of high-speed Internet from satellites directly to smartphones all over the world, today announced that in a recent podcast, its CEO, Rich Berliner, spoke with Dr. Ted Rappaport, founding director of NYU Wireless, and Dr. Arjuna Madanayake, Associate Professor at Florida International University, about their work on channel modeling, precision timing, chip design, chip measurement and the future of 6G wireless.

During the conversation, both Dr. Rappaport and Dr. Madanayake stressed the importance of the standardized measurement facility they are creating. Dr. Rappaport said, “It’s a one-of-a-kind terahertz measurement facility that the world can come to and measure their chips or check out radio amplifiers and send them to their propagation measurement sites to make channel measurements for propagation from 67 gigahertz up to 500 gigahertz.”

Dr. Rappaport continued, “What’s exciting is we have two of the biggest probe station manufacturers for RFIC design both contributing as core partners to build the world’s first four port chip test. Future wireless is going to have multiple antennas, multiple threads, and multiple parallel paths. Being able to test four ports at the same time has never existed. Having the additional capability of four port measurements is going to create new capacities for these frequencies to go higher and higher in frequencies to get more energy efficiency and create less waste.”

“Clearly, having a discussion about future wireless technology developments with two industry rock stars is not only a privilege, but also incredibly enlightening,” said Mr. Berliner.

Dr. Theodore (Ted) S. Rappaport is the David Lee/Ernst Weber Professor of Electrical Engineering at the NYU Tandon School of Engineering (NYU-Tandon) and is a professor of computer science at New York University’s Courant Institute of Mathematical Sciences. He is also a professor of radiology at the New York University School of Medicine. Dr. Rappaport is the founding director of NYU WIRELESS, the world’s first academic research center to combine engineering, computer science, and medicine. Earlier, he founded two of the world’s largest academic wireless research centers: The Wireless Networking and Communications Group (WNCG) at the University of Texas at Austin in 2002, and the Mobile and Portable Radio Research Group (MPRG), now known as Wireless@ at Virginia Tech, in 1990. His many career achievements have earned him membership in the National Academy of Engineering, The Wireless History Foundation Wireless Hall of Fame, and a Fellowship in the National Academy of Inventors. Dr Rappaport is listed as a Google Scholar at https://scholar.google.com/citations?user=aLOSzWwAAAAJ&hl=en

Dr. Arjuna Madanayake teaches Digital Communication Systems at Florida International University in Miami, Florida. He holds a BS in Electronic and Telecommunication Engineering from the University of Moratuwa and an MS and PhD in Electrical Engineering from the University of Calgary. He is an expert in multidimensional systems, wireless communications, array processing, circuits and systems, FPGAs, and analog computing. Dr. Madanayake is listed as a Google Scholar at https://scholar.google.com.au/citations?user=-dDXDr0AAAAJ&hl=en

This podcast can be viewed at https://digitallocations.com/single-video.php?id=mdEP3Qx6bl0

About Digital Locations, Inc.

Digital Locations, Inc., is the developer of Satenna™, a breakthrough technology that will enable delivery of high-speed Internet from satellites directly to smartphones all over the world. Today, high-speed Internet (also known as broadband Internet) is only available in densely populated areas around the world. The rest of the world is still waiting. Elon Musk (SpaceX), Jeff Bezos (Blue Origin) and others are launching thousands of Low Earth Orbit (LEO) satellites. Unfortunately, without the use of additional equipment, the technology does not yet exist that will allow these satellites to deliver high-speed Internet directly to smartphones. Solving this problem represents an extraordinary business opportunity. Working with a research team from Florida International University (FIU), we are developing Satenna™, a potentially disruptive technology that will finally make it possible for the wireless industry to offer high-speed Internet service from satellites directly to smartphones anywhere in the world, indoors and outdoors with no dead zones and no cell towers. Anyone, anywhere, regardless of location, economic status, race or gender will be able to access high-speed Internet service and benefit from remote learning, health care, government services, telework, participation in public affairs and even Netflix, Amazon and much, much more.

To learn more about Digital Locations, please visit www.digitallocations.com.

Safe Harbor Statement

This press release may contain “forward-looking statements.” Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise, except as may be required under applicable law.

Press Contact:

communications@digitallocations.com

(805) 456-7000